Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333- 236016 on Form S-1 and related Prospectus dated April 6, 2020, of our report dated April 2, 2020, relating to the consolidated financial statements of Jaguar Health, Inc. as of and for the year ended December 31, 2019 (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern). We also consent to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 6, 2020